Exhibit 10.1

                                MASTER AGREEMENT


BETWEEN: MAAX CANADA INC., duly incorporated under the laws of Canada, and having its principal place of business at 1010, Sherbrooke Street West, Suite 1610, Montreal (Quebec) H3A 2R7,

                  MAAX CABINETS INC., duly incorporated under the laws of Quebec, and having its principal place of business at 1010, Sherbrooke Street West, Suite 1610, Montreal (Quebec) H3A 2R7,

                  MAAX-KSD CORPORATION, duly incorporated under the laws of Pennsylvania and having its principal place of business at 505 Keystone Road, Southampton, Pennsylvania, United States,

                  MAAX SPAS (ARIZONA), INC., duly incorporated under the laws of California and having its principal place of business at 25605
                  S. Arizona Avenue, Chandler, Arizona, United States,

                  all being represented herein by Mr. Denis Aubin, Officer and Benoit Boutet, Officer duly authorized for the purposes hereof as he hereby does declare.

                  (hereinafter collectively referred to as "the Seller", acting solidarily)

AND: NatExport, a Division of National Bank of Canada, a Schedule I chartered bank incorporated pursuant to the laws of Canada and having a place of business at 1010, de la Gauchetiere Street West, Montreal, Canada, represented herein by Jacques Menard, Customer Services Manager, and Daniel Dionne, Senior Credit Analyst, duly authorized for the purposes hereof as they hereby do declare,

                  (hereinafter referred to as "Natexport")


WHEREAS the Seller wishes to sell certain accounts receivable to Natexport at a discount;

WHEREAS Natexport wishes to buy, with recourse equal to the percentage as stated in the financing letter, certain accounts receivable from the Seller at a discount.


THE PARTIES HERETO AGREE AS FOLLOWS:

1 Natexport may, at its sole discretion, purchase, with recourse equal to the percentage as stated in the financing letter for each buyer (the "Buyer"), accounts receivable held by the Seller against the Buyer according to the terms and conditions of the letter or financing letters to be concluded between the parties. Natexport may revoke a financing letter, at any time, upon written notice to the Seller, for example, without limiting the scope of the aforementioned provision, a material change which could affect the financial state of the Buyer and/or Seller. The total outstanding amount discounted cannot exceed $15,000,000.00 US, at any time.
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2    For each account receivable which Natexport agrees to purchase, the Seller undertakes to execute, on its letterhead paper, two copies of a Sale, Assignment and Transfer form with the same form and content as the document shown in Appendix A. Except liens to be created pursuant to the financing letter and current liens created pursuant to MAAX Corporation's Credit Agreement, the Seller represents that each account receivable will be free and clear of any liens, securities and encumbrances during the duration of this Agreement, as may be renewed.

3. Without limiting the scope of any other provision hereof, the Seller acknowledges that he is responsible for the quality, durability and other characteristics of any goods sold to any Buyer and for any legal and conventional warranty and for any services provided to any Buyer and further acknowledges that Natexport is in no way liable in this regard. The Seller agrees to save Natexport harmless from any liability towards any person, including any Buyer, with respect to the quality, durability or any other characteristics of the goods and to any legal and conventional warranty and with respect to any services and further agrees to indemnify Natexport for any damages, losses, charges, legal fees or expenses or other costs, which could result here from, directly or indirectly.

4 All sales, assignments and transfers shall be made with recourse, equal to the percentage as stated in the financing letter for each Buyer, against the Seller for the principal and 100% of the interest; in the event of the non-payment of the invoice on the maturity date for any reason whatsoever and subject to Section 8 hereof, the Seller shall then be liable for the repayment equal to the percentage as stated in the financing letter for each Buyer for the principal and 100% of the interest at the post maturity rate set out in the financing letter from, inclusively, the maturity date of the invoice to, exclusively, the earliest of: the payment by the Seller and/or the Buyer of such invoice, or six (6) months from the maturity date of such invoice. The Seller authorizes Natexport to debit its account for such amounts pursuant to Section 12 hereof.

5 The "number of days in payment period" indicated hereinabove would be calculated by adding the number of days specified under the terms of sale and the additional number of days before payment is made according to the Buyer's payment habits.

6 The said additional number of days shall be established by Natexport according to the statement of transactions submitted by the Seller. Should Natexport consider, at its sole discretion, that the said statement is insufficient for such purpose, it shall establish, at its sole discretion without obtaining the Seller's consent, the said number of days. Notwithstanding the above, Natexport may, at any time, at its sole discretion, revise the said additional number of days according to the number of days taken by the Buyer to pay its invoices to Natexport.

7 Notwithstanding Section 3 hereof, the Seller shall remain liable to Natexport for the total amount of each and every purchased account receivable and agrees to pay Natexport the said amount upon request together with any and all accrued interest and interest to be accrued at the post-maturity rate set out in the financing letter calculated from, inclusively, the maturity date to, exclusively, payment by the Seller, under any of the following conditions:

         7.1 The Seller has presented any relevant facts incorrectly to Natexport, or has knowingly made any false or fraudulent statement report or claim or any concealment of any material fact relating in any way to the purchased account receivable;

         7.2 The Seller has omitted to remit to Natexport one or several relevant documents concerning the purchased account receivable;

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         7.3      A dispute exists between the Seller and the Buyer regarding an item in the sales contract;

         7.4 The Seller or the Buyer has failed to obtain all the licenses, approvals or authorizations required at the shipping date of the goods for the proper performance of the sales contract;

         7.5 The Seller or its agent has made an agreement with the Buyer amending the conditions of one of the payments which the Buyer must make to Natexport, unless Natexport has already approved such agreement in writing;

         7.6 The account receivable is not paid to Natexport for a reason that could have been avoided by the Seller or its agent or because of the insolvency of the Seller or its agent;

         7.7 Natexport cannot upon demand collect the amount of the discounted account receivable from the Buyer forthwith due to the assignment thereof to a third party;

         7.8 The Seller has a direct or indirect equity interest in the Buyer, or the Buyer has any such equity interest in the Seller; or

         7.9 The Seller has failed to make all reasonable and customary measures to prevent or minimize loss, including any measures, which may be required by Natexport or to cooperate with Natexport to effect recovery.

8 The purchased amount for each account receivable shall be equal to the amount of the account receivable minus the total of the following amounts:

         8.1 An amount calculated as follows: the financing rate set out in the financing letter X amount of the account receivable X number of days of term of payment /
                                    360 days (for US $) or
                                    365 days (for CAN $)

         8.2      The amount of all charges specified in the financing letter.

9 This Agreement shall take effect upon the signing hereof by the parties hereto and shall terminate on August 31st, 2006. This Agreement may be renewed for a period of one (1) year at the expiry of the term or of any renewal thereof upon written agreement between the parties. Notwithstanding the foregoing, Natexport may terminate this Agreement, at any time, upon written notice to the Seller provided that the Seller will be required to perform all of its obligations to Natexport in respect of transactions arising prior to the date of termination.

     Natexport may, at its sole discretion and without any further formality, continue to purchase accounts receivable presented by the Seller beyond the expiry date stated in this section. The Seller acknowledges that any and all purchase of accounts receivable after the expiry date may be governed by the terms and conditions hereof. The purchase of accounts receivable after the expiry date may in no way be deemed or considered to be an extension or renewal of this Agreement.

10 Any and all amounts owed by Natexport to the Seller following any purchase shall be payable by check issued jointly to the Seller, and if applicable, any financial institution to which the Seller has made a general assignment of book debts or a movable hypothec covering claims, as the case may be.

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

     For the purposes hereof, the Seller represents and warrants that it has made a general assignment of book debts, or a movable hypothec or a security under the Bank Act covering claims or the goods subject to the discount, as the case may be, to the following financial institution(s) only: NATIONAL BANK OF CANADA or any other financial institution(s). The Seller agrees to advise Natexport promptly of any general assignment of book debts, or movable hypothec covering claims, as the case may be, it may make to a financial institution as of the effective date of this Agreement.

11 The Seller hereby irrevocably authorizes Natexport to debit any and all amounts owed by the Seller to Natexport in respect hereof from any and all bank accounts which the Seller holds or may hold from time to time with the following financial institution(s): NATIONAL BANK OF CANADA or any other financial institution(s). Any or all employees of such financial institution(s) may debit said amounts from such account upon presentation by Natexport of a letter signed by one of its representatives specifying said amounts.

12 The Seller undertakes not to reveal to the Buyer or any other person, any information received from Natexport regarding the Buyer, including a refusal to discount, for the benefit of the Seller, accounts receivable deriving from one or several sales to the Buyer. The Seller acknowledges that such information is strictly confidential.

13 The Seller agrees to save Natexport harmless from any liability towards the Buyer, or any other person, in the event of non-compliance with Section 14 hereof, and further agrees to indemnify Natexport for any damages, losses, charges, legal fees or expenses or other costs which would result here from, directly or indirectly.

14 The Seller will co-operate fully with Natexport to collect any account receivable sold to Natexport, which remains unpaid on its maturity date.

15 In the event that the Seller is in default under the terms of any other contract, agreement or writing with Natexport, the National Bank of Canada, any other division or subsidiary of the National Bank of Canada, any other bank or financial institution or any other creditor with rights to the property of the Seller for an amount of $5,000,000.00 CAN or more, Natexport shall have the right to terminate this present Agreement.

16 For purposes of disclosure pursuant to the Interest Act (Canada), the yearly rate of interest to which any rate of interest payable under this Agreement, which is to be calculated on any basis other than a full calendar year, is equivalent may be determined by multiplying such rate by a fraction, the numerator of which is the number of days in the calendar year in which the period for which interest at such rate is payable ends and the denominator of which is the number of days comprising such other basis.

17   In this Agreement and in any financing letter:

         17.1 "Canadian Prime rate" means the annual variable rate of interest announced from time to time by the National Bank of Canada and used to determine the interest rates on Canadian dollar commercial loans granted by the National Bank of Canada in Canada.

         17.2 "US Prime rate " means the annual variable rate of interest announced from time to time by the National Bank of Canada and used to determine the interest rates on US dollar commercial loans granted by the National Bank of Canada in Canada.

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18   Natexport may, at any time, examine and make copies of all letters, communications, accounts or other documents in the possession or control of the Seller, and, in respect thereof, the Seller shall, at the request of
     Natexport:

         18.1 Provide Natexport with all information in the possession of the Seller, and

         18.2 Take all reasonable steps to obtain any information or to obtain the sight of any document in the possession of a third party.

19 If the Seller receives any payment on account of any account receivable purchased by Natexport pursuant hereto, the Seller shall hold such payment in trust for the benefit of Natexport, and promptly pay it over immediately to Natexport.

20 Any and all notices required hereunder or related hereto may be given by either party to the other party at the address which either party may indicate from time to time in writing to the other party.

21 The Seller authorizes Natexport to request information regarding his financial status from banks and any other financial institutions where the Seller may have an account.

22 The parties hereto acknowledge that this Agreement, the financing letters and the Sale, Assignment and Transfer forms constitutes a full, complete and faithful representation of the Agreement made between them and they therefore formally waive the right to invoke any and all discussions or negotiations preceding the signature hereof.

23 MAAX CANADA INC., MAAX CABINETS INC., MAAX-KSD CORPORATION, MAAX SPAS (ARIZONA), INC., may each use this Master Agreement to submit accounts receivable to Natexport for factoring however, any and all obligations incurred under this Agreement are solidary. Furthermore, it is understood that the authorization to debit any banking account as per clause 12 hereto shall cover all amounts owing under these joint and several obligations.

24 This Agreement shall be governed by the laws of the province of Quebec, and the laws of Canada applicable therein, and the courts of the province of Quebec shall have exclusive jurisdiction in ruling on any case related hereto.

25 The parties hereto have requested that this Agreement, any financing letter and any documents related thereto be drafted in the English language. Les parties aux presentes ont requis que cette Convention, toute lettre de financement et autres documents soient rediges en langue anglaise.

Executed at Montreal, this February 7th, 2006.

NATEXPORT, A DIVISION OF NATIONAL BANK OF CANADA


By: /s/ JACQUES MENARD                    By: /s/ DANIEL DIONNE
    --------------------------------          ------------------------------
    Jacques Menard                            Daniel Dionne

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

Executed at Montreal, this February 20th, 2006.

MAAX CANADA INC.


By: /s/ DENIS AUBIN                       By: /s/ BENOIT BOUTET
    -------------------------                 ----------------------------
    Denis Aubin                               Benoit Boutet

MAAX CABINETS INC.

By: /s/ DENIS AUBIN                       By: /s/ BENOIT BOUTET
    -------------------------                 ----------------------------
    Denis Aubin                               Benoit Boutet

MAAX-KSD CORPORATION

By: /s/ DENIS AUBIN                       By: /s/ BENOIT BOUTET
    -------------------------                 ----------------------------
    Denis Aubin                               Benoit Boutet

MAAX SPAS (ARIZONA) INC.

By: /s/ DENIS AUBIN                       By: /s/ BENOIT BOUTET
    -------------------------                 ----------------------------
    Denis Aubin                               Benoit Boutet

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